UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): December 28, 2016

TRIPLE-S MANAGEMENT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Puerto Rico	001-33865	66-0555678
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Registrant’s telephone number, including area code: 787-749-4949

1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920
(Address of Principal Executive Offices and Zip Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 28, 2016, Triple-S Management Corporation (the “Corporation”) entered into a Credit Agreement (the “Credit Agreement”) pursuant to which it borrowed approximately $35.5 million (the “Loan”) from FirstBank Puerto Rico (“FirstBank”).  The Loan consists of three term loans: (i) term loan A in the principal amount of $11.2 million (“Term Loan A”), (ii) term loan B in the principal amount of $20.1 million (“Term Loan B”), and (iii) term loan C in the principal amount of $4.1 million (“Term Loan C”).  Term Loan A matures in October 2023 and Term Loan B and Term Loan C mature in January 2024.  The Loan is secured by mortgages over certain real property owned by the Corporation and an assignment of the rents paid by the Corporation’s subsidiaries for the lease of space in such real property.  The Corporation expects to use the proceeds of the Loan to refinance an existing FirstBank credit facility (approximately $11.2 million), prepay on January 11, 2017 the outstanding principal amount plus accrued interest of its 6.70% Senior Unsecured Notes due January 2021 (approximately $24.0 million), and fund a portion of a debt service reserve for the Loan (approximately $0.2 million).

Pursuant to the Credit Agreement, the Corporation will pay interest on the outstanding balance of the Loan at the following annual rates: (i) 1% over LIBOR for Term Loan A, (ii) 2.75% over LIBOR for Term Loan B, and (iii) 3.25% over LIBOR for Term Loan C.  Interest shall be payable monthly commencing on January 1, 2017, in the case of Term Loan A, and on February 1, 2017, in the case of Term Loan B and Term Loan C, in each case until such principal shall have become due payable.

The Corporation may, at its option, upon notice, as specified in the Credit Agreement, redeem and prepay prior to maturity, all or any part of the Loan and from time to time upon the payment of a penalty fee of 3% during the first year, 2% during the second year and 1% during the third year, and thereafter, at par, as specified in the Credit Agreement, together with accrued and unpaid interest, if any, to the date of redemption specified by the Corporation.

The Credit Agreement includes certain customary affirmative and negative covenants, including negative covenant imposing certain restrictions on the Corporation’s business.  For example, the Credit Agreement limits the amount of dividends or other distributions (including share repurchases) payable by the Corporation to $50 million per year.

FirstBank may, at its discretion, by notice given to the Corporation, declare the Loan to be immediately due and payable upon occurrence of an event of default specified in the Credit Agreement. Events of default include failure to make the required payments under the Credit Agreement, insolvency or bankruptcy of the Corporation, and failure to comply with certain business or negative covenants.

Item 9.01.	Financial Statements and Exhibits.

(d)	The following items are filed as exhibits to this report:

10.1	Credit Agreement dated December 28, 2016 by and between Triple-S Management Corporation and FirstBank Puerto Rico

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRIPLE-S MANAGEMENT CORPORATION

Date: December 30, 2016	By:	/s/ Juan J. Roman-Jimenez
Name: Juan J. Roman-Jimenez
Title: Executive Vice-President and Chief Financial Officer